Filed by Southern California Bancorp

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: California BanCorp

Commission File No.: 001-39242

Internal HUB

External website

BANK OF SOUTHERN CALIFORNIA

EMPLOYEE HUB

- Departments
- Branches
- Compliance
- Events Calendar
- Bank Information
- Systems Conversion

Your Favorites

Check out what's new on the Hub today.

Tell us what you're looking for...

UPDATES **01/24/24- Counterfeit Items Alert:** *View A*



BCAL AND CALB ANNOUNCE MERGER OF EQUALS



Clients
Policies

RECENTLY UPDATED POLICIES



BCAL CONNECTIONS

BCAL CONNECTIONS



BC 20

January Events View all •

New Hires *Welcome to the team!*

BANK OF SOUTHERN CALIFORNIA

EMPLOYEE HUB

BCAL AND CALB ANNOUNCE MERGER OF EQUALS



January 30, 2024

Employee Communication & FAQs

Client Communication & FAQs

BCAL and CALB MOE Press Release

BANK OF SOUTHERN CALIFORNIA


SOUTHERN CALIFORNIA BANCORP ANNOUNCES
TRANSFORMATIONAL MERGER OF EQUALS
CLICK HERE TO LEARN MORE.

OUR SERVICES

We offer a full-range of banking services to meet your needs.

Client Communication & FAQ

BCAL and CALB MOE Press Release